Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Khosla Ventures Acquisition Co. II
We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated September 9, 2021, relating to the financial statements of Khosla Ventures Acquisition Co. II, which is contained in this proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in this proxy statement/prospectus.

/s/ BDO USA, LLP

McLean, Virginia
October 18, 2021